Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 1, 2016
TO THE PROSPECTUS DATED APRIL 1, 2016

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information and
•the acquisition of Silverstone Marketplace.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 30, 2016, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
July 1, 2016	$11.19	$11.21	$11.22	$11.22	$11.21
July 5, 2016	$11.19	$11.22	$11.22	$11.22	$11.21
July 6, 2016	$11.19	$11.22	$11.22	$11.23	$11.21
July 7, 2016	$11.19	$11.22	$11.22	$11.23	$11.21
July 8, 2016	$11.19	$11.22	$11.22	$11.23	$11.21
July 11, 2016	$11.19	$11.22	$11.23	$11.23	$11.22
July 12, 2016	$11.20	$11.23	$11.23	$11.23	$11.22
July 13, 2016	$11.20	$11.23	$11.23	$11.23	$11.22
July 14, 2016	$11.20	$11.23	$11.23	$11.24	$11.22
July 15, 2016	$11.20	$11.23	$11.23	$11.24	$11.22
July 18, 2016	$11.20	$11.23	$11.24	$11.24	$11.23
July 19, 2016	$11.20	$11.23	$11.24	$11.24	$11.23
July 20, 2016	$11.20	$11.24	$11.24	$11.24	$11.23
July 21, 2016	$11.21	$11.24	$11.24	$11.25	$11.23
July 22, 2016	$11.21	$11.24	$11.24	$11.25	$11.23
July 25, 2016	$11.21	$11.24	$11.25	$11.25	$11.24
July 26, 2016	$11.21	$11.24	$11.25	$11.25	$11.24
July 27, 2016	$11.23	$11.26	$11.27	$11.27	$11.26
July 28, 2016	$11.23	$11.26	$11.27	$11.27	$11.26
July 29, 2016	$11.23	$11.26	$11.27	$11.27	$11.26

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.
Acquisitions
On July 27, 2016, we acquired Silverstone Marketplace, a newly-constructed grocery-anchored neighborhood shopping center in the affluent Phoenix suburb of Scottsdale, Arizona. Anchored by the flagship location of national healthy grocery store Sprouts Farmers Market, the 78,000 square foot property is 100 percent leased to a variety of national and regional tenants with a weighted average remaining lease term of 10 years. The purchase price was approximately $47 million.